Exhibit 10.1

May 25, 2012

Patrick J. Byrne

________________

________________

Re: Separation Agreement

Dear Pat:

This letter agreement (this “Agreement”) sets forth the terms and conditions for your separation from Intermec, Inc. and its subsidiaries and affiliates (collectively, the “Company” (unless the context provides otherwise)). If you accept this Agreement and execute the attached General Release of Claims (“General Release”) within the time specified in paragraph 13(a), and do not revoke the General Release within the time specified, the following terms and conditions will apply. Certain capitalized terms used in this Agreement have the meanings set forth in paragraph 20 herein.

1. Officer Status and Remaining Employment Period

As you know, the Board of Directors of the Company removed you as Chief Executive Officer and President of the Company, as of the close of business on April 30, 2012. We acknowledge your resignation from your Directorship with the Company and all your other offices and positions with the subsidiaries of the Company effective the same date. You will remain an employee of the Company until May 11, 2012 (the “Separation Date”), at which time your employment will end. Until such Separation Date, you have been designated as a Senior Officer, and accordingly have remained eligible for benefits under the Intermec, Inc. Senior Officer Severance Plan (“Severance Plan”) in the case of an involuntary termination without cause. For purposes of the Severance Plan, your termination of employment is considered an involuntary termination of employment by the Company without cause.

2. Payments Following Separation

Provided that you execute this Agreement and sign and do not revoke the General Release attached hereto as Exhibit A, the Company will make the following payments (or provide the described benefits) to you pursuant to the terms herein:

(a)	the amount of One Million Four Hundred Forty-Two Thousand Dollars ($1,442,000), which is an amount equal to two times your annual base salary for 2012;

(b)	the amount of Seventeen Thousand Three Hundred Five Dollars ($17,305), which is an amount equal to twelve times the monthly COBRA premium for your current level of medical and dental benefits ($1,442.05); this amount is intended to help cover the cost of COBRA coverage as described in paragraph 3, below, but is not required to be applied to such coverage;

Patrick J. Byrne

May 25, 2012

(c)	outplacement services (paid by the Company) for one year under the premium executive program offered by the Company’s outplacement provider; and

(d)	the amount of Four Hundred Fifty Thousand Dollars ($450,000) in additional consideration for your agreements and promises in this Agreement, including, but not limited to:

(i)	your waiver pursuant to this Agreement (including paragraph 13(b)) of any amount that you may be eligible for or be owed by the Company, if any, as the Annual Bonus Amount (as such term is defined under the Severance Plan) under the Severance Plan for 2012; and

(ii)	your transition assistance and future cooperation provided pursuant paragraph 8 hereof.

The payments described in this paragraph 2 will be made as soon as practicable after the General Release becomes irrevocable pursuant to its terms, and in any event by no later than July 26, 2012. You acknowledge that the payments described in this paragraph 2 are in satisfaction of any benefits for which you may be eligible under the Severance Plan and any other agreements or arrangements between you and the Company and, except as otherwise specifically provided for herein, that there are no other salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting continuation, or any other benefits or compensation due to you or that have not already been fully paid. You also acknowledge and agree that in order to receive the payments described hereunder, the General Release must be signed by you on or after May 26, 2012. Any payments provided under this Agreement will be subject to required income tax withholding or other applicable deductions and any such withholdings or deductions will not, for the avoidance of doubt, constitute payments received by you for purposes of paragraph 16(d) below.

3. COBRA Coverage

Following the Separation Date, you will be notified of your right to elect the continuation of certain group health plan coverage in compliance with the federal law known as COBRA. If you timely elect COBRA coverage for you and/or your eligible family members, you will be solely responsible for payment of the related premiums and such continuation coverage will be subject to and in accordance with all provisions of COBRA and the applicable group plan.

4. Stock Options, Restricted Stock Units, Performance Based Restricted Stock Units and Performance Share Units

Your outstanding vested and unvested stock options (“SOs”), restricted stock units (“RSUs”), performance based restricted stock units (“PBRSUs”) and performance share units (“PSUs”) as of the Separation Date are summarized in Exhibit B to this Agreement. Your rights with respect to these vested and unvested SOs, RSUs, PBRSUs and PSUs are set forth in the agreements evidencing such grants. The summary in Exhibit B is subject to and qualified by the terms of the relevant agreements and plan documents.

5. Retirement Benefits

Your rights, if any, under the Intermec 401(k) Plan and the Intermec Deferred Compensation Plan (“DCP”) are set forth in the documents governing those plans. You should be aware that you must be treated as a “specified employee” under Internal Revenue Code Section 409A, so that any payment due you under the DCP as a result of your termination of employment will be delayed for six months after your Separation Date in accordance with the terms of the DCP.

Patrick J. Byrne

May 25, 2012

6. Securities Trading

Through the Separation Date, you will continue to be subject to the Company’s policies and procedures that preclude designated employees from directly or indirectly trading Intermec securities during prohibited “blackout” periods, and that require these employees to obtain a clearance before engaging in transactions at other times. If the Separation Date occurs during a blackout period, you will continue to be subject to the blackout period until it ends.

7. Reporting

You acknowledge and agree that information concerning your transition and the actual or anticipated compensation and other payments and benefits due to you under this Agreement must be properly reported by you and the Company to the appropriate governmental authorities and in appropriate filings. You agree to cooperate with the Company in reporting that information to the appropriate authorities and in appropriate filings.

8. Transition Assistance and Future Cooperation

You agree to be reasonably available during the first three months following the Separation Date to answer questions and assist with transition issues as reasonably requested by the Company’s Chief Executive Officer or Board of Directors, such transitional support not to exceed ten (10) hours per month. In addition, after the Separation Date, you will reasonably cooperate with and assist the Company in its prosecution or defense of litigation, claims, and Company or governmental investigations or audits if you have relevant information or may be a witness. The Company will reimburse you for the reasonable expenses you incur due to such cooperation and assistance.

9. Non-Competition

During the one (1) year period following the Separation Date you will not (except with the prior written consent of the Company) directly or indirectly: (a) engage in, be employed by, perform services for, participate in the ownership, management, control or operation of a Tier I Company; or (b) engage in any activity with a Tier I Company or a Tier II Company if that activity conflicts or materially interferes with the economic or business interests or contractual relationships of the Company or any subsidiary or affiliate thereof. If you are presented with an opportunity to work for any such company, please contact me so we can discuss the possibility of the Company giving its consent.

10. Non-Solicitation

While employed by the Company and during the one (1) year period following the Separation Date, you will not directly or indirectly: (a) solicit or entice any employee of the Company to terminate or reduce his or her employment with the Company or (b) hire (as an employee, independent contractor or otherwise) on your own behalf or on behalf of another Person any employee of the Company.

11. Non-Disparagement

You and the Company agree that (a) the Company’s directors and officers will not make any disparaging or derogatory remarks (whether oral or written) about you and (b) you will not make any disparaging or derogatory remarks (whether oral or written) about the Company, its subsidiaries or affiliates or their officers, directors,

Patrick J. Byrne

May 25, 2012

employees or agents, or make any other remark or statement (whether oral or written) or engage in any conduct that is detrimental to the businesses or reputations of any of those persons or entities or their directors, officers or employees.

This paragraph 11 is not intended to and does not prevent you or the Company from making truthful statements when required by law or order of a court or government agency of competent jurisdiction. If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or in taking other appropriate action with respect to such legal process.

12. Confidentiality and Non-Use

You acknowledge and agree that information not generally known to the public that relates to the business, technology, customers, prospects, employees, finances, legal activities, plans, proposals, policies or practices of the Company or of any third parties doing business with the Company is confidential information (“Confidential Information”) and the sole property of the Company. You further acknowledge and agree that Confidential Information includes, but is not limited to, the trade secrets, strategic plans, business plans, legal strategies, legal plans, software programs, financial data, customer lists, identities of customers and prospects, marketing plans, nonpublic financial information, any other information about the Company (which the Company designates as “confidential”) and all other information about the Company that is not generally known to the public. Confidential Information does not include (a) information that is or becomes generally known to the public through no fault of your own or (b) information received by you from a third party without a duty of confidentiality.

At all times during your employment by the Company and continuing through the Separation Date, you will not copy or in any way use any Confidential Information for any purpose other than in the discharge of your duties as an employee of the Company and you will not disclose any Confidential Information to any Person other than the officers, directors, employees and agents of the Company without the Company’s prior consent. The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction. If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

Following the Separation Date, you will not disclose to any third party, or use any Confidential Information without the Company’s prior written consent. The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction. If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

On or before the Separation Date, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers, electronic files and, in general, any and all physical material containing Confidential Information, including without limitation, any and all physical materials relating to the conduct of business of the Company or any subsidiary or affiliate of the Company which are in your possession, except for (a) any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of your employment with the Company; and (b) your personal rolodex, phone book and similar items. Following the Separation Date, you will not use any computer access code or password issued to or created by you during your employment and you will not access any computer or database in the possession, custody or control of the Company.

Patrick J. Byrne

May 25, 2012

13. General Release of Claims and Waiver

(a) Following the Separation Date, you will have twenty-five (25) calendar days to review (with your legal counsel if you wish), sign and return to me the General Release. If you sign the General Release and return it to the Company within such 25-day period, you will have an additional seven (7) calendar days from the date you executed the General Release to revoke it. If you do not revoke the General Release within such 7-day period, it will become binding, enforceable and irrevocable on the day after that revocation period expires. As noted above, to be effective, the General Release must be executed by you on or after May 26, 2012.

(b) You hereby waive and disclaim any right to any amount that you may be eligible for or be owed by the Company, if any, as the Annual Bonus Amount under the Severance Plan for 2012.

14. Company Disclosures Relating To This Agreement

As you know, the Company is a publicly-traded company and may be required by law to publicly disclose the signing of this Agreement and some or all of its terms. You agree that the Company may make such disclosures to the extent that the Company, in its sole discretion, deems necessary or appropriate to comply with the laws and regulations within or outside of the United States that apply to publicly-traded companies.

15. Other Disclosures Relating To This Agreement

Following the Separation Date, you will not make any statements, whether oral or written, to any person or entity (other than in confidence to your personal legal and financial advisers or to your spouse) concerning this Agreement without the Company’s prior written consent. The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction. If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

16. Possible Benefit Termination and Clawback

(a) Notwithstanding any other provision of this Agreement, the Company has the right (but not the obligation) to withhold any payments due to you in the future if the Company determines, in its reasonable discretion, that you have materially breached any provisions of this Agreement or that the Company reasonably believes, based on objective evidence, you are going to materially breach one or more thereof.

(b) Notwithstanding any other provision of this Agreement, the Company has the right (but not the obligation) to withhold the payments described in paragraph 2 if you choose not to sign and return to the Company the General Release attached as Exhibit A within the 25-day period specified in paragraph 13(a) and paragraph 2 of Exhibit A or if you exercise your right to revoke that General Release of Claims within the 7-day revocation period specified in paragraph 13(a) of this Agreement and paragraph 3 of Exhibit A.

(c) The Company’s rights under paragraph 16 of this Agreement are not exclusive of any other rights the Company may have under other provisions of this Agreement.

(d) If you materially violate any of the provisions of this Agreement after you have received the payments described in paragraph 2, you shall be required to repay to the Company in a single lump sum an amount equal to the aggregate total of those payments within thirty (30) days following the date of such violation.

Patrick J. Byrne

May 25, 2012

(e) The rights and remedies set forth in this paragraph 16 are in addition to, and not in lieu of, any other right or remedy afforded the Company under any other provision of this Agreement or any other Company clawback or recovery policy or arrangement or at law, in equity or otherwise.

17. Enforcement of This Agreement

You agree that if you materially breach any provision in paragraphs 6 through 12 or paragraph 15 of this Agreement, the Company, its subsidiaries and its affiliates will sustain immediate and irreparable injury. In the event of such a breach, the Company may file any claim for breach of or to enforce this Agreement in any court of law or tribunal of competent jurisdiction.

18. Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by any party hereto shall be in writing and shall be validly given or made to another party hereto if personally served or if sent by an established overnight delivery service for delivery the next business day to the addresses set out below. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is sent by overnight delivery service such notice shall be conclusively deemed given three (3) days after it is sent.

If to Company:

Jeanne Lyon

Vice President, Human Resources

Intermec, Inc.

6001 36th Avenue West

Everett, WA 98203

With	a copy to (not deemed notice):

Yukio Morikubo

Senior Vice President and General Counsel

Intermec, Inc.

6001 36th Avenue West

Everett, WA 98203

Patrick J. Byrne

May 25, 2012

If to Patrick J. Byrne:

Patrick J. Byrne

________________

________________

Any party hereto may change its address for purposes of this paragraph 18 by written notice given in the manner provided above.

19. Miscellaneous

(a) Entire Agreement. The parties hereto agree that this Agreement and the Exhibits thereto contain the entire agreement and understanding of the parties with respect to your separation from the Company and that there are no promises or terms of the agreement between the parties other than those expressly written in this Agreement.

(b) Binding Effect. This Agreement shall be binding on the parties hereto and their respective successors, heirs, beneficiaries, permitted assigns, subsidiaries and affiliates.

(c) Assignment. This Agreement is personal to you and is not assignable by you. The Company may assign its rights hereunder to (i) any other corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (ii) any other corporation, partnership, association or other Person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (iii) any subsidiary, parent or other affiliate of the Company.

(d) Third Party Beneficiaries. This Agreement is only for the benefit of, and is only enforceable, by you and the Company, its subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns. This Agreement is not intended to and shall not be construed to confer any right or benefit on any third party other than those identified in the preceding sentence.

(e) Severability. If any provision or term of this Agreement is determined by a court of law or government tribunal to be unenforceable, then such unenforceable provision or term will be modified so as to make it enforceable, or if that is not possible, then it will be deleted from this Agreement, and the remaining part of the Agreement shall remain in full, force and effect.

(f) Amendments, Waivers and Modification. No amendment, waiver or modification of this Agreement will be enforceable unless it is in writing, signed by authorized representatives of each of the parties hereto.

(g) Controlling Law. To the extent not preempted by federal law, this Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law or conflict of laws principles.

(h) Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the jurisdiction, service and venue of courts located in Seattle, Washington with respect to suits, actions, proceedings and claims arising under or by reason of this Agreement.

(i) No Admission. Nothing in this Agreement shall be construed as an admission by the Company or any Releasee with respect to any Claim (as such terms are defined in Exhibit A hereto).

Patrick J. Byrne

May 25, 2012

(j) Headings. The headings to the various sections of this Agreement have been inserted for the convenience of the parties hereto only. They shall not be used to interpret or construe the meaning of the terms and provisions of those sections.

(k) Waivers. No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, title, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

(l) Counterparts. This Agreement may be signed in counterparts and, subject to paragraph 13(a), when each party has signed a counterpart, the Agreement shall be final and binding upon the Parties.

20. Additional Definitions

For purposes of this Agreement, the following definitions apply:

(a) “AIDC Industry” means companies that sell, offer to sell, lease or offer to lease in any geographic market (i) products that print, capture or collect data via automatic means (including but not limited to barcode, printing, scanning or imaging, radio frequency identification (“RFID”), smart cards, optical character recognition (“OCR”) or magnetic strips) and subsequently store such data on a microprocessor-controlled device (including but not limited to a computer); (ii) RFID chips, RFID inserts or inlays, RFID tags, RFID printers or RFID readers or terminals; or (iii) voice recognition hardware or software or voice-based automation or computing systems.

(b) “Control” means (i) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly of fifty percent (50%) or more of the direct or indirect combined voting power of a Person’s then outstanding voting equity generally entitled to vote in the election of directors (or other participants of the managing authority); (ii) acquiring actual control of the operations of a Person, whether by means of contract or otherwise; (iii) acquiring control through a merger or consolidation involving a Person if the equity holders of that Person immediately before such merger or consolidation, as a result of and after such merger or consolidation, own, directly or indirectly, less than fifty percent (50%) of the combined voting power of the then outstanding voting securities generally entitled to vote in the election of directors (or other participants in the managing authority) of the entity surviving or resulting from such merger or consolidation; or (iv) acquiring control of a Person through the purchase or other acquisition of all or substantially all of the assets of that Person.

(c) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, whether for profit or not-for-profit.

(d) “Senior Officer” has that meaning set forth in the Charter of the Compensation Committee of the Company’s Board of Directors.

(e) “Tier I Companies” means Symbol Technologies, Inc., Zebra Technologies Corp., Honeywell, Impinj, Inc., Applied Wireless Identifications, Inc., Alien Technology Corporation, Motorola Mobility, Inc., Motorola Solutions, Inc., Voxware, Lucas Systems, Inc. and their subsidiaries, affiliates and successors thereof (including any Person that obtains Control of any such Tier I Company).

(f) “Tier II Companies” means value-added resellers in the AIDC Industry.

Patrick J. Byrne

May 25, 2012

Pat, if you agree with the terms and conditions set forth above, please sign two copies of this Agreement in the space provided below and return one signed original to me for our files. Please maintain the second copy for your own records.

Sincerely,

/s/ Yukio Morikubo

Yukio Morikubo

Senior Vice President and General Counsel

I acknowledge that this Agreement is written in a manner that is readily understandable, that I have read it and understand it. By signing below I accept the terms and conditions of this Agreement.

/s/ Patrick J. Byrne	5/26/12
Patrick J. Byrne	Date

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is made by and between Intermec, Inc., and its subsidiaries and affiliates (collectively “Company”) and Patrick J. Byrne (“Byrne”) (the Company and Byrne collectively, the “Parties,” and each individually, a “Party”) as of the Effective Date (as defined below).

This Release is being executed by Byrne as a condition to his receipt of certain benefits under the Intermec, Inc. Senior Officer Severance Plan (“Severance Plan”) and the Separation Agreement (“Separation Agreement”) entered into between Byrne and the Company and dated May 11, 2012, which Separation Agreement describes the benefits Byrne is eligible to receive.. The benefits are referred to as the “2012 Separation Benefits.” To be effective, this Release must not be signed by Byrne until on or after May 26, 2012.

1. General Release

As of the Effective Date, Byrne, on his own behalf and on behalf of all persons or entities which may claim through Byrne, knowingly and voluntarily forever and unconditionally releases, covenants not to sue, and gives up any rights, claims, or complaints that Byrne may have against Company, and each of the Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), insurers, partners, fiduciaries, employee benefits plans, employee benefits committees and all persons acting by, through, under or in concert with any of them (collectively “Releasees” and each individually, a “Releasee”), or any of them, that Byrne may have on or prior to the date Byrne signs this Release which are connected in any way whatsoever with Byrne’s employment with, or separation of employment from, the Company, its subsidiaries or affiliates (“Claims”).

Without limiting the generality of the foregoing, this Release applies to Claims for compensation and benefits alleged to be owing to Byrne, including all claims regarding entitlement to any unvested equity grants,] as well as claims of wrongful or constructive discharge, breach of contract, tortious or unlawful conduct by Releasees, discrimination, harassment, defamation, negligence or other improper actions alleged to be taken by Releasees, and claims which may arise under many different laws, specifically including but not limited to rights or claims arising under the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964 and Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the Washington Law Against Discrimination, the California Fair Employment and Housing Act, the California Family Rights Act (all as amended to date) and all other federal, state or local laws prohibiting employment discrimination, requiring employers to provide leaves of absence, or restricting an employer’s right to terminate employees or otherwise relating to or regulating the employment relationship. Byrne understands and agrees that this Release binds Byrne and his heirs and assigns.

Byrne also understands and agrees that this Release shall operate as a complete and total bar and defense to any Claims that have been or in the future may be, directly or indirectly, brought by Byrne or Byrne’s successors, heirs, or beneficiaries against the Releasees.

Byrne represents and warrants that, as of the date Byrne signs this Release, Byrne has not directly or indirectly filed any complaints, charges or lawsuits against any Releasee with any governmental agency or any court within or outside of the United States, and that Byrne has not encouraged any such actions. Byrne also represents and warrants that Byrne has not assigned any Claim to any third party, and that no third party has any ownership interest or any lien of any kind or nature with respect to any Claim. Byrne also hereby waives any right to become, and promises not to consent to become, a member of any class in a case in which claims are asserted against any Releasee that are related in any way to Byrne’s employment or the termination of Byrne’s employment with Company, and that involve events which have occurred prior to or as of the date Byrne signs this Release. If, without Byrne’s prior knowledge and consent, Byrne is made a member of a class in any such proceeding, Byrne agrees to opt out of the class at the first opportunity afforded to Byrne after Byrne learns of his inclusion. In this regard, Byrne agrees to execute, without objection or delay, an “opt-out” form presented to Byrne either by the court in which such proceeding is pending or by counsel for Releasees if Releasee is made a defendant in any such proceeding. Byrne also agrees that Byrne will not share in any remedy sought in any court or administrative agency proceedings involving the matters released herein.

Byrne agrees that this Release applies to all rights or claims, whether known or unknown, that arose on or before the date Byrne signs this Release. Byrne understands that this Release does not apply to: (a) the right to enforce this Release; or (b) any rights or claims that may arise after the date Byrne signs this Release. In connection with such waiver and release, Byrne acknowledges that Byrne is aware that Byrne may hereafter discover claims presently unknown or unsuspected, or facts in addition to, or different from, those which Byrne now knows or believes to be true. This means that Byrne cannot sue any Releasee for anything that occurred prior to the date Byrne signs this Release. Section 1542 of the Civil Code of the State of California provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Byrne, understanding his rights under Section 1542 of the Civil Code of the State of California, nonetheless voluntarily waives the rights described in such Section 1542, as well as any other statute of similar effect. Byrne elects to assume all risks for claims that may now exist in Byrne’s favor, whether known or unknown.

Byrne acknowledges and agrees that:

a.	This Release is written in language which is readily understandable;
b.	Byrne is releasing any claim for age discrimination, including any claims under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, that Byrne might assert as of the date he executes this Release;
c.	Company has explained that Byrne’s execution of this Release must be knowing and voluntary;
d.	Company advises Byrne to consult an attorney of his choice before deciding whether to enter into this Release;
e.	Byrne has been informed of his right to take up to twenty-five (25) days to review, and in consultation with an attorney of his choice, to consider signing this Release (as described in Section 2, below);
f.	This Release does not apply to any claim arising out of events occurring after the date Byrne signs this Release; and
g.	If Byrne is signing this Release prior to the expiration of the twenty-five (25) day period, Byrne acknowledges that he has had adequate time to fully consider the provisions of this Release and he knowingly waives this right.

2. Review and Signature Period

Byrne is being allowed twenty-five (25) calendar days to review (with his legal counsel if he wishes), sign and return this Release to the Company. Byrne acknowledges that he has been advised to consult with his private attorney prior to signing this Release.

3. Revocation Period

If Byrne signs this Release and returns it to the Company, he will have an additional seven (7) calendar days from the date he executed the Release to revoke it. If Byrne does not revoke the Release within such 7-day period, it will become binding, enforceable and irrevocable on the day after that revocation period expires (the “Effective Date”). If Byrne desires to revoke the Release he must send the Company written notice within the 7-day period in the manner set forth in paragraph 7 of this Release.

4. Effect of Revocation

Byrne acknowledges and agrees that, if he chooses to revoke this Release within the 7-day revocation period specified in paragraph 3 of this Release, the Company shall not be required to pay the 2012 Separation Benefits, which constitute and are offered as consideration for Byrne entering into and not revoking this Release.

5. Effect of Unexercised Revocation Right

The Company agrees that, if Byrne signs this Release and does not exercise his right to revoke this Release within the 7-day revocation period specified in paragraph 3, the Company will be obligated to pay Byrne the 2012 Separation Benefits in accordance with the terms thereof.

6. Cooperation

In addition to any action that Byrne may be compelled to take or refrain from taking by law, Byrne agrees to cooperate with reasonable requests by the Company to assist in its prosecution or defense of litigation, claims and Company or governmental investigations or audits if Byrne has any relevant information or may be a witness. Company will reimburse Byrne for the reasonable expenses incurred due to such cooperation and assistance.

7. Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in writing and shall be validly given or made to another Party if personally served or if sent by an established overnight delivery service for delivery the next business day to the addresses set out below. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is sent by overnight delivery service such notice shall be conclusively deemed given three (3) days after it is sent.

If to Company:

Jeanne Lyon

Vice President, Human Resources

Intermec, Inc.

6001 36th Avenue West

Everett, WA 98203

With a copy to (not deemed notice):

Yukio Morikubo

Senior Vice President and General Counsel

Intermec, Inc.

6001 36th Avenue West

Everett, WA 98203

If to Byrne:

Patrick J. Byrne

________________

________________

Any Party hereto may change its address for purposes of this paragraph 7 by written notice given in the manner provided above.

8. Miscellaneous

(a) Entire Agreement. The Parties hereto agree that this Release and the Separation Agreement contain the entire agreement and understanding of the Parties with respect to the subject matter thereof and that there are no promises or terms of the agreement between the Parties other than those expressly written in this Release.

(b) Binding Effect. This Release shall be binding upon the Parties and their respective successors, heirs, beneficiaries, assigns, subsidiaries and affiliates.

(c) Third Party Beneficiaries. This Release is only for the benefit of, and is only enforceable, by the Company, its subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns. This Release is not intended to and shall not be construed to confer any right or benefit on any third party other than those identified in the preceding sentence.

(d) Severability. If any provision or term of this Release is determined by a court of law or government tribunal to be unenforceable, then such unenforceable provision or term will be modified so as to make it enforceable, or if that is not possible, then it will be deleted from this Release, and the remaining part of the Release shall remain in full, force and effect.

(e) Amendments, Waivers and Modification. No amendment, waiver or modification of this Release will be enforceable unless it is in writing, signed by authorized representatives of each of the Parties.

(f) Controlling Law. To the extent not preempted by federal law, this Release will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law or conflict of laws principles.

(g) No Admission. Nothing in this Release shall be construed as an admission by the Company or any Releasee with respect to any Claim.

(h) Headings. The headings to the various sections of this Release have been inserted for the convenience of the Parties only. They shall not be used to interpret or construe the meaning of the terms and provisions of such sections.

(i) Counterparts. This Release may be signed in counterparts and, subject to paragraph 3, when each Party has signed a counterpart, the Release shall be final and binding upon the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Release to be signed on their behalf as of the date set forth below.

Company:		Patrick J. Byrne

By:	/s/ Yukio Morikubo	/s/ Patrick J. Byrne
Name:	Yukio Morikubo	Date:	5/26/12
Title:	Senior Vice President and General Counsel
Date:	5/25/12

EXHIBIT B

Patrick J. Byrne

Status of Outstanding Stock Awards as of May 11, 2012

Options

Grant Date	# Exercisable	# Unexercisable	Exercise Price	Expiration Date
5/25/2010	27,052	81,156	$10.98	5/25/2020
5/26/2009	60,000	60,000	$11.53	5/26/2019
5/23/2008	75,000	25,000	$22.01	5/23/2018
7/19/2007	240,000	60,000	$27.35	7/19/2017

Performance-based Restricted Stock Units – All Unvested

Grant Date	# Shares
5/24/2011	43,750

Restricted Stock Units – All Unvested

Grant Date	# Shares
5/24/2011	72,917
5/25/2010	107,662

Long-Term Incentive Plan (LTIP) Awards – All Unvested

Award Cycle	# Shares
LTIP PSU – 2012-14	45,969
LTIP PSU – 2011-13	47,729
LTIP PSU – 2010-12	5,994

B-1